                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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

                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                   AIMCO LOGO

                     1873 SOUTH BELLAIRE STREET, SUITE 1700
                          DENVER, COLORADO 80222-4348

                             ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 22, 1999

     You are cordially invited to attend the 1999 Annual Meeting of Stockholders (the "Meeting") of APARTMENT INVESTMENT AND MANAGEMENT COMPANY (the "Company") to be held on Thursday, April 22, 1999, at 9:00 a.m. at the principal executive offices of the Company at 1873 South Bellaire Street, Suite 1700, Denver, Colorado 80222-4348, for the following purposes:

          1. To elect six directors, for a term of one year each, until the next Annual Meeting of Stockholders and until their successors are elected and qualify;

          2. To ratify the selection of Ernst & Young LLP, to serve as independent auditors for the Company for the fiscal year ending December 31, 1999; and

          3. To transact such other business as may properly come before the Meeting or any adjournment(s) thereof.

     Only stockholders of record at the close of business on March 22, 1999, will be entitled to notice of, and to vote at, the Meeting or any adjournment(s) thereof.

     WHETHER OR NOT YOU EXPECT TO BE AT THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY WHICH IS BEING SOLICITED BY THE BOARD OF DIRECTORS, AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. The proxy is revocable at any time prior to the exercise thereof by written notice to the Company, and stockholders who attend the Meeting may withdraw their proxies and vote their shares personally if they so desire.

                                           BY ORDER OF THE BOARD OF DIRECTORS
                                           [/s/ JOEL F. BONDER]
                                           Joel F. Bonder
                                           Secretary

March 25, 1999

                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                     1873 SOUTH BELLAIRE STREET, SUITE 1700
                          DENVER, COLORADO 80222-4348

                             ---------------------

               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 22, 1999

     This Proxy Statement is furnished to stockholders of Apartment Investment and Management Company ("AIMCO" or the "Company"), a self-administered and self-managed real estate investment trust ("REIT"), in connection with the solicitation of proxies in the form enclosed herewith for use at the Annual Meeting of Stockholders of the Company (the "Meeting") to be held on Thursday, April 22, 1999, at 9:00 a.m. at the principal executive offices of the Company at 1873 South Bellaire Street, Suite 1700, Denver, Colorado 80222-4348, and at any and all adjournments or postponements thereof, for the purposes set forth in the Notice of Meeting. This Proxy Statement and the enclosed form of proxy are first being mailed to stockholders on or about March 25, 1999.

     This solicitation is made by mail on behalf of the Board of Directors of the Company. Costs of the solicitation will be borne by the Company. Further solicitation of proxies may be made by telephone, fax or personal interview by the directors, officers and employees of the Company and its affiliates, who will not receive additional compensation for the solicitation. The Company has retained the services of Corporate Investor Communications, for an estimated fee of $4,000, plus out-of-pocket expenses, to assist in the solicitation of proxies from brokerage houses, banks, and other custodians or nominees holding stock in their names for others. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to stockholders.

     Holders of record of the Class A Common Stock of the Company ("Common Stock") as of the close of business on the record date, March 22, 1999 (the "Record Date"), are entitled to receive notice of, and to vote at, the Meeting. Each share of Common Stock entitles the holder to one vote. At the close of business on the Record Date, there were 61,656,837 shares of Common Stock issued and outstanding.

     Shares represented by proxies in the form enclosed, if the proxies are properly executed and returned and not revoked, will be voted as specified. Where no specification is made on a properly executed and returned proxy, the shares will be voted: FOR the election of all nominees for director; and FOR the ratification of the selection of Ernst & Young LLP as independent auditors for the calendar year ending December 31, 1999. To be voted, proxies must be filed with the Secretary of the Company prior to voting. Proxies may be revoked at any time before voting by filing a notice of revocation with the Secretary of the Company, by filing a later dated proxy with the Secretary of the Company or by voting in person at the Meeting. Shares represented by proxies that reflect abstentions or "broker non-votes" (i.e., shares held by a broker or nominee which are represented at the Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

     The Company's 1998 Annual Report to Shareholders is being mailed with this Proxy Statement. The principal executive offices of the Company are located at 1873 South Bellaire Street, Suite 1700, Denver, Colorado 80222-4348.

                       PROPOSAL 1:  ELECTION OF DIRECTORS

     Pursuant to the Company's Charter, directors are elected at each Annual Meeting of Stockholders and hold office for one year, and until their successors are duly elected and qualify. The Company's Bylaws currently authorize a Board of Directors consisting of not fewer than three nor more than nine persons.

     The nominees for election to the six positions on the Board of Directors to be voted upon at the Meeting are Terry Considine, Richard S. Ellwood, Peter K. Kompaniez, J. Landis Martin, Thomas L. Rhodes and John D. Smith. All nominees were elected to the Board of Directors at the last Annual Meeting of Stockholders. Messrs. Ellwood, Martin, Rhodes and Smith (the "Independent Directors") are not employed by, or affiliated with, the Company, other than by virtue of serving as directors of the Company. Unless authority to vote for the election of directors has been specifically withheld, the persons named in the accompanying proxy intend to vote for the election of Messrs. Considine, Ellwood, Kompaniez, Martin, Rhodes and Smith to hold office as directors for a term of one year until their successors are elected and qualify at the next Annual Meeting of Stockholders. All nominees have advised the Board of Directors that they are able and willing to serve as directors.

     If any nominee becomes unavailable for any reason (which is not anticipated), the shares represented by the proxies may be voted for such other person or persons as may be determined by the holders of the proxies (unless a proxy contains instructions to the contrary). In no event will the proxy be voted for more than six nominees.

     Directors will be elected by a favorable vote of a plurality of the shares of voting stock present and entitled to vote, in person or by proxy, at the Meeting. Accordingly, abstentions or broker non-votes as to the election of directors will not affect the election of the candidates receiving the plurality of votes. Unless instructed to the contrary in the proxy, the shares represented by the proxies will be voted FOR the election of the six nominees named above as directors.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE SIX NOMINEES.

         PROPOSAL 2:  RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The firm of Ernst & Young LLP, the Company's independent auditors for the year ended December 31, 1998, was selected by the Board of Directors, upon the recommendation of the Audit Committee, to act in the same capacity for the fiscal year ending December 31, 1999, subject to ratification by the Company's stockholders. There are no affiliations between the Company and Ernst & Young LLP, its partners, associates or employees, other than as pertain to the engagement of Ernst & Young LLP as independent auditors for the Company in the previous year. Representatives of Ernst & Young LLP are expected to be present at the Meeting and will be given the opportunity to make a statement if they so desire and to respond to appropriate questions.

     The affirmative vote of a majority of the votes cast regarding the proposal is required to ratify the selection of Ernst & Young LLP. Accordingly, abstentions or broker non-votes will not affect the outcome of the vote on the proposal. Unless instructed to the contrary in the proxy, the shares represented by the proxies will be voted FOR the proposal to ratify the selection of Ernst & Young LLP to serve as independent auditors for the Company for the fiscal year ending December 31, 1999.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP.

                        BOARD OF DIRECTORS AND OFFICERS

     The executive officers of the Company and the nominees for election as directors of the Company, their ages, dates they were first elected and their positions with the Company or on the Board of Directors are set forth below.

               NAME                 AGE   FIRST ELECTED                POSITION
               ----                 ---   -------------                --------
Terry Considine...................  51      July 1994     Chairman of the Board of Directors
                                                            and Chief Executive Officer
Peter K. Kompaniez................  54      July 1994     Vice Chairman, President and
                                                          Director
Joel F. Bonder....................  50    December 1997   Executive Vice President, General
                                                            Counsel and Secretary
Patrick J. Foye...................  42      May 1998      Executive Vice President
Robert Ty Howard..................  41    February 1998   Executive Vice
                                                          President -- Ancillary Services
Steven D. Ira.....................  48      July 1994     Executive Vice President and Co-
                                                            Founder
Paul J. McAuliffe.................  42    February 1999   Executive Vice
                                                          President -- Capital Markets
Thomas W. Toomey..................  38    January 1996    Executive Vice
                                                          President -- Finance and
                                                            Administration
Harry G. Alcock...................  35      July 1996     Senior Vice
                                                          President -- Acquisitions
Troy D. Butts.....................  34    November 1997   Senior Vice President and Chief
                                                            Financial Officer
Richard S. Ellwood................  67      July 1994     Director, Chairman, Audit
                                                          Committee
J. Landis Martin..................  53      July 1994     Director, Chairman, Compensation
                                                            Committee
Thomas L. Rhodes..................  59      July 1994     Director
John D. Smith.....................  70    November 1994   Director

     The following is a biographical summary of the experience of the current directors and executive officers of the Company for the past five years or more.

     Terry Considine. Mr. Considine has been Chairman of the Board of Directors and Chief Executive Officer of the Company since July 1994. He is the sole owner of Considine Investment Co. and prior to July 1994 was owner of approximately 75% of Property Asset Management, L.L.C., Limited Liability Company, a Colorado limited liability company, and its related entities (collectively, "PAM"), one of the Company's predecessors. Mr. Considine serves as Chairman and director of Asset Investors Corporation ("Asset Investors") and Commercial Assets, Inc. ("Commercial Assets"), two other public real estate investment trusts. Mr. Considine has been and remains involved as a principal in a variety of real estate activities, including the acquisition, renovation, development and disposition of properties. Mr. Considine has also controlled entities engaged in other businesses such as television broadcasting, gasoline distribution and environmental laboratories. Mr. Considine received a B.A. from Harvard College, a J.D. from Harvard Law School and was formerly admitted as a member of the Massachusetts Bar (inactive).

     Mr. Considine has had substantial multifamily real estate experience. From 1975 through July 1994, partnerships or other entities in which Mr. Considine had controlling interests invested in approximately 35 multifamily apartment properties and commercial real estate properties. Six of these real estate assets (four of which were multifamily apartment properties and two of which were office properties) did not generate sufficient cash flow to service their related indebtedness and were foreclosed upon by their lenders, causing pre-tax losses of approximately $11.9 million to investors and losses of approximately $2.7 million to Mr. Considine.

     Peter K. Kompaniez. Mr. Kompaniez has been Vice Chairman and a director of the Company since July 1994 and was appointed President in July 1997. Mr. Kompaniez has also served as Chief Operating Officer of NHP Incorporated ("NHP") (a company acquired by the Company in December 1997). Since September 1993, Mr. Kompaniez has owned 75% of PDI Realty Enterprises, Inc., a Delaware corporation, one of the Company's predecessors, and serves as its President and Chief Executive Officer. From 1986 to 1993, he served as President and Chief Executive Officer of Heron Financial Corporation ("HFC"), a United States holding company for Heron International, N.V.'s real estate and related assets. While at HFC, Mr. Kompaniez administered the acquisition, development and disposition of approximately 8,150 apartment units (including 6,217 units that have been acquired by the Company) and 3.1 million square feet of commercial real estate. Prior to joining HFC, Mr. Kompaniez was a senior partner with the law firm of Loeb and Loeb where he had extensive real estate and REIT experience. Mr. Kompaniez received a B.A. from Yale College and a J.D. from the University of California (Boalt Hall).

     Joel F. Bonder. Mr. Bonder was appointed Executive Vice President, General Counsel and Secretary of the Company effective December 1997. Prior to joining the Company, Mr. Bonder served as Senior Vice President and General Counsel of NHP from April 1994 until December 1997. Mr. Bonder served as Vice President and Deputy General Counsel of NHP from June 1991 to March 1994 and as Associate General Counsel of NHP Incorporated from 1986 to 1991. From 1983 to 1985, Mr. Bonder practiced with the Washington, D.C. law firm of Lane & Edson, P.C. From 1979 to 1983, Mr. Bonder practiced with the Chicago law firm of Ross and Hardies. Mr. Bonder received a B.A. from the University of Rochester and a J.D. from Washington University School of Law.

     Patrick J. Foye. Mr. Foye was appointed Executive Vice President of the Company in May 1998. He is responsible for acquisitions of partnership securities, consolidation of minority interests, and corporate and other acquisitions. Prior to joining the Company, Mr. Foye was a Merger and Acquisitions Partner in the law firm of Skadden, Arps, Slate, Meagher & Flom LLP from 1989 to 1998 and was Managing Partner of the firm's Brussels, Budapest and Moscow offices from 1992 through 1994. Mr. Foye is also Deputy Chairman of the Long Island Power Authority and serves as a member of the New York State Privatization Council. He received a B.A. from Fordham College and a J.D. from Fordham Law School and was Associate Editor of the Fordham Law Review.

     Robert Ty Howard. Mr. Howard was appointed Executive Vice President-Ancillary Services in February 1998. Prior to joining the Company, Mr. Howard served as an officer and/or director of four affiliated companies, Hecco Ventures, Craig Corporation, Reading Company and Decurion Corporation. Prior to joining the Company, Mr. Howard was responsible for venture investment, financing, mergers and acquisitions activities, and investments in commercial real estate, both nationally and internationally. From 1983 to 1987, he was employed by Spieker Properties. Mr. Howard received a B.A. from Amherst College, a J.D. from Harvard Law School and an M.B.A. from Stanford University Graduate School of Business.

     Steven D. Ira. Mr. Ira is a Co-Founder of the Company and has served as Executive Vice President of the Company since July 1994. From 1987 until July 1994, he served as President of PAM. Prior to merging his firm with PAM in 1987, Mr. Ira acquired extensive experience in property management. Between 1977 and 1981 he supervised the property management of over 3,000 apartment and mobile home units in Colorado, Michigan, Pennsylvania and Florida, and in 1981 he joined with others to form the property management firm of McDermott, Stein and Ira. Mr. Ira served for several years on the National Apartment Manager Accreditation Board and is a former president of both the National Apartment Association and the Colorado Apartment Association. Mr. Ira is the sixth individual elected to the Hall of Fame of the National Apartment Association in its 54-year history. He holds a Certified Apartment Property Supervisor (CAPS) and a Certified Apartment Manager designation from the National Apartment Association, a Certified Property Manager (CPM) designation from the National Institute of Real Estate Management (IREM) and he is a member of the Boards of Directors of the National Multi-Housing Council, the National Apartment

Association and the Apartment Association of Metro Denver. Mr. Ira received a B.S. from Metropolitan State College in 1975.

     Paul J. McAuliffe. Mr. McAuliffe was appointed Executive Vice
President -- Capital Markets in February 1999. Prior to joining the Company, Mr. McAuliffe was Senior Managing Director of Secured Capital Corp and prior to that time had been a Managing Director of Smith Barney, Inc. from 1993 to 1996, where he was a senior member of the underwriting team that lead AIMCO's initial public offering in 1994. Mr. McAuliffe was also a Managing Director and head of the real estate group at CS First Boston from 1990 to 1993 and he was a Principal in the real estate group at Morgan Stanley & Co., Inc. where he worked from 1983 to 1990. Mr. McAuliffe received a B.A. from Columbia College and an M.B.A. from University of Virginia, Darden School.

     Thomas W. Toomey. Mr. Toomey has served as Senior Vice President-Finance and Administration of the Company since January 1996 and was promoted to Executive Vice President-Finance and Administration in March 1997. From 1990 until 1995, Mr. Toomey served in a similar capacity with Lincoln Property Company ("LPC") as Vice President/Senior Controller and Director of Administrative Services of Lincoln Property Services where he was responsible for LPC's computer systems, accounting, tax, treasury services and benefits administration. From 1984 to 1990, he was an audit manager with Arthur Andersen & Co. where he served real estate and banking clients. Mr. Toomey received a B.S. in Business Administration/Finance from Oregon State University.

     Harry G. Alcock. Mr. Alcock has served as a Vice President since July 1996, and was promoted to Senior Vice President-Acquisitions in October 1997, with responsibility for acquisition and financing activities since July 1994. From June 1992 until July 1994, Mr. Alcock served as Senior Financial Analyst for PDI and HFC. From 1988 to 1992, Mr. Alcock worked for Larwin Development Corp., a Los Angeles based real estate developer, with responsibility for raising debt and joint venture equity to fund land acquisitions and development. From 1987 to 1988, Mr. Alcock worked for Ford Aerospace Corp. He received his B.S. from San Jose State University.

     Troy D. Butts. Mr. Butts has served as Senior Vice President and Chief Financial Officer of the Company since November 1997. Prior to joining the Company, Mr. Butts served as a Senior Manager in the audit practice of the Real Estate Services Group for Arthur Andersen LLP in Dallas, Texas. Mr. Butts was employed by Arthur Andersen LLP for ten years and his clients were primarily publicly-held real estate companies, including office and multi-family real estate investment trusts. Mr. Butts holds a Bachelor of Business Administration degree in Accounting from Angelo State University and is a Certified Public Accountant.

     Richard S. Ellwood. Mr. Ellwood was appointed a director of the Company in July 1994. Mr. Ellwood is currently Chairman of the Audit Committee and a member of the Compensation Committee. Mr. Ellwood is the founder and President of R.S. Ellwood & Co., Incorporated, a real estate investment banking firm. Prior to forming R.S. Ellwood & Co., Incorporated in 1987, Mr. Ellwood had 31 years experience on Wall Street as an investment banker, serving as: Managing Director and senior banker at Merrill Lynch Capital Markets from 1984 to 1987; Managing Director at Warburg Paribas Becker from 1978 to 1984; general partner and then Senior Vice President and a director at White, Weld & Co. from 1968 to 1978; and in various capacities at J.P. Morgan & Co. from 1955 to 1968. Mr. Ellwood currently serves as a director of Felcor Lodging Trust, Incorporated and Florida East Coast Industries, Inc.

     J. Landis Martin. Mr. Martin was appointed a director of the Company in July 1994 and became Chairman of the Compensation Committee on March 19, 1998. Mr. Martin is a member of the Audit Committee. Mr. Martin has served as President and Chief Executive Officer and a Director of NL Industries, Inc., a manufacturer of titanium dioxide since 1987. Mr. Martin has served as Chairman of Tremont Corporation ("Tremont"), a holding company operating through its affiliates Titanium Metals Corporation ("TIMET") and NL Industries, Inc. ("NL"), since 1990 and as Chief Executive Officer and a director of Tremont since 1988. Mr. Martin has served as Chairman of TIMET, an integrated producer of titanium since 1987 and Chief Executive Officer since January, 1995. From 1990 until its acquisition by a predecessor of Haliburton Company ("Haliburton") in 1994, Mr. Martin served as Chairman of the Board and Chief

Executive Officer of Baroid Corporation, an oilfield services company. In addition to Tremont, NL and TIMET, Mr. Martin is a director of Haliburton, which is engaged in the petroleum services, hydrocarbon and engineering industries.

     Thomas L. Rhodes. Mr. Rhodes was appointed a Director of the Company in July 1994 and is currently a Member of the Audit and Compensation Committees (and served as Chairman of the Compensation Committee prior to March 19, 1998). Mr. Rhodes has served as the President and Director of National Review magazine since November 1992, where he has also served as a Director since 1988. From 1976 to 1992, he held various positions at Goldman, Sachs & Co. and was elected a General Partner in 1986 and served as a General Partner from 1987 until November 1992. He is currently Vice Chairman of the Board and a Director of Asset Investors and Commercial Assets. He also serves as a Director of Delphi Financial Group and its subsidiaries, Delphi International Ltd., Oracle Reinsurance Company and The Lynde and Harry Bradley Foundation and is a Trustee of the Heritage Foundation.

     John D. Smith. Mr. Smith was appointed a director of the Company in November, 1994. Mr. Smith is a member of the Compensation Committee and the Audit Committee. Mr. Smith is Principal and President of John D. Smith Developments. Mr. Smith has been a shopping center developer, owner and consultant for over 8.6 million square feet of shopping center projects including Lenox Square in Atlanta, Georgia. Mr. Smith is a Trustee and former President of the International Council of Shopping Centers and was selected to be a member of the American Society of Real Estate Counselors. Mr. Smith served as a director for Pan-American Properties, Inc. (National Coal Board of Great Britain) formerly known as Continental Illinois Properties. He also serves as a director of American Fidelity Assurance Companies and is retained as an advisor by Shop System Study Society, Tokyo, Japan.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

     The Board of Directors held seven meetings during the year ended December 31, 1998. During 1998, no director attended fewer than 75% of the total number of meetings of the Board of Directors and any committees of the Board of Directors upon which he served. The Board of Directors has established standing audit and compensation committees. There is no standing nominating committee.

     Audit Committee. The Audit Committee currently consists of the four Independent Directors: Messrs. Ellwood (Chairman), Martin, Rhodes and Smith. The Audit Committee makes recommendations to the Board of Directors concerning the engagement of independent auditors, reviews with the independent auditors the plans and results of the audit engagement, approves professional services provided by the independent auditors, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of the Company's internal accounting controls. The Audit Committee met once in 1998.

     Compensation Committee. The Compensation Committee currently consists of the four Independent Directors: Messrs. Martin (Chairman), Ellwood, Rhodes and Smith. The Compensation Committee determines and reports to the Board of Directors regarding compensation for the Company's executive officers and administers the Company's stock option plans. The Compensation Committee met once in 1998. On March 19, 1998, Mr. Martin was appointed Chairman of the Compensation Committee, replacing Mr. Rhodes who had held such position since the creation of the Compensation Committee in 1994.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee consists of Messrs. Martin (Chairman), Ellwood, Rhodes and Smith. Mr. Rhodes, a member of the Compensation Committee (and Chairman of the Compensation Committee prior to March 19, 1998), is Vice Chairman and a Director of Commercial Assets and Asset Investors. Mr. Considine, the Chairman of the Board and Chief Executive Officer of the Company, is also Chairman and a Director of Commercial Assets and Asset Investors.

COMPENSATION OF DIRECTORS

     In 1998, the Company paid the Independent Directors an annual fee of 1,000 shares of the Company's Common Stock, a fee of $1,000 for attendance at each in-person meeting of the Board of Directors, $750 for each in-person meeting of any committee thereof, and $750 for each telephonic meeting of the Board of Directors or any committee thereof. Compensation for the Independent Directors in 1999 will be an annual fee of 1,000 shares of Common Stock, a fee of $1,000 for attendance at each in-person meeting of the Board of Directors, $750 for each in-person meeting of any committee thereof, and $750 for each telephonic meeting of the Board of Directors or any committee thereof. This amount may be modified after further review by the Company. Directors who are not Independent Directors do not receive directors' fees.

     Pursuant to The 1994 Stock Option Plan of Apartment Investment and Management Company and Affiliates, each Independent Director, upon joining the Board of Directors, received an initial grant of an option to purchase up to 3,000 shares of Common Stock at the market price of the shares on the date of grant. Following each annual meeting of stockholders, each Independent Director receives an additional option to purchase up to 3,000 shares of Common Stock at the market price of the shares on the date of grant. Such options vest one year after the date of grant.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information available to the Company, as of February 19, 1999, with respect to shares of the Company's Common Stock and Partnership Common Units ("OP Units") held by (i) each director and the five most highly compensated executive officers who were serving as of December 31, 1998, (ii) all directors and executive officers of the Company as a group and (iii) those persons known to the Company to be the beneficial owners (as determined under the rules of the Commission) of more than 5% of such shares. This table does not reflect options that are not exercisable within 60 days, or the beneficial ownership of High Performance Units by executive officers and directors of the Company. The business address of each of the following directors and executive officers is 1873 South Bellaire Street, Suite 1700, Denver, Colorado 80222-4348, unless otherwise specified.

                                        NUMBER OF     PERCENTAGE OF                   PERCENTAGE OF
                                        SHARES OF     COMMON STOCK     NUMBER OF     OWNERSHIP OF THE
NAME AND ADDRESS OF BENEFICIAL OWNER   COMMON STOCK    OUTSTANDING    OP UNITS(1)       COMPANY(2)
------------------------------------   ------------   -------------   ------------   ----------------
Directors & Executive Officers:
  Terry Considine....................   1,713,274(3)       3.0%         785,011(4)         3.7%
  Peter K. Kompaniez.................     641,427(5)       1.1%          23,625            1.0%
  Steven D. Ira......................     230,817(6)         *           96,614              *
  Thomas W. Toomey...................     239,632            *                               *
  Patrick J. Foye....................      86,258            *                               *
  Richard S. Ellwood.................      17,200(7)         *                               *
  J. Landis Martin...................       5,000            *               26              *
  Thomas L. Rhodes...................      43,600            *                               *
  John D. Smith......................      17,700(8)         *                               *
  All directors and executive
     officers as a group (14
     persons)........................   3,232,024(9)       5.7%         905,276            6.2%
5% or Greater Holders
Cohen & Steers Capital Management,
  Inc................................   5,499,800(10)      9.6%                            8.2%
  757 Third Avenue
  New York, New York 10017
ABKB/LaSalle Securities Limited
  Partnership........................   3,546,418(11)      7.3%                            6.2%
  200 East Randolph Drive
  Chicago, Illinois 60601
FMR Corp.............................   4,002,334(12)      8.3%                            7.1%
  82 Devonshire Street
  Boston, Massachusetts 02109

---------------

  *  Less than 1.0%

 (1) Through wholly owned subsidiaries, the Company acts as general partner of, and, as of February 19, 1999, holds approximately 83% of the interests in AIMCO Properties, L.P. (the "Operating Partnership"). After a one-year holding period, OP Units may be tendered for redemption and, upon tender, may be acquired by the Company for shares of the Company's Common Stock at an exchange ratio of one share of the Company's Common Stock for each OP Unit (subject to adjustment). If all OP Units were acquired by the Company for the Company's Common Stock (without regard to the ownership limit set forth in the Company's Charter) these shares of the Company's Common Stock would constitute approximately 17% of the then outstanding shares of the Company's Common Stock. OP Units are subject to certain restrictions on transfer.

 (2) On a fully diluted basis, assuming all 9,551,226 OP Units outstanding as of February 19, 1999 are acquired by the Company for shares of the Company's Common Stock without regard to the Ownership Limit.

 (3) Includes 1,334,759 shares held by entities in which Mr. Considine holds sole voting and investment power, 74,743 shares held by Mr. Considine's spouse, Elizabeth Considine, for which Mr. Considine disclaims beneficial ownership, and 63,278 shares held by a non-profit corporation in which Mr. Considine has shared voting and investment power with his spouse. Mr. Considine disclaims beneficial ownership of 1,220,078 shares held by Considine family partnerships in which Mr. Considine holds a 1% general partnership interest with the remaining 99% held by trusts for members of Mr. Considine's family.

 (4) Includes 160,724 OP Units held by entities in which Mr. Considine has sole voting and investment power, 2,300 OP Units held by the Considine Partnership, for 99% of which Mr. Considine disclaims beneficial ownership, and 157,698 OP Units held by Mr. Considine's spouse, Elizabeth Considine, for which Mr. Considine disclaims beneficial ownership.

 (5) Includes 800 shares subject to options that are exercisable within 60 days.

 (6) Includes 49,600 shares subject to options that are exercisable within 60 days.

 (7) Includes 4,500 shares subject to options that are exercisable within 60 days.

 (8) Includes 12,000 shares subject to options that are exercisable within 60 days.

 (9) Includes 104,175 shares subject to options that are exercisable within 60 days.

(10) Includes 4,789,200 shares as to which Cohen & Steers Capital Management, Inc. ("Cohen & Steers") has sole voting power. Cohen & Steers has sole dispositive power as to all 5,499,800 shares.

(11) Includes 974,008 shares beneficially owned by LaSalle Advisors Capital Management, Inc. ("LaSalle Capital"), 308,497 as to which LaSalle Capital has sole voting power and sole dispositive power. ABKB/LaSalle Securities Limited Partnership has sole voting power as to 590,764 shares and sole dispositive power as to 559,764 shares.

(12) Includes 1,063,379 shares as to which FMR Corp. has sole voting power. FMR Corp. has sole dispositive power as to all 4,002,334 shares.

                           SUMMARY COMPENSATION TABLE

     The following table sets forth the compensation paid for each of the three fiscal years ended December 31, 1998 to the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company (the "Named Executive Officers").

                                                                                        LONG TERM
                                                                                     COMPENSATION(1)
                                                                                     ----------------
                                                                                        SECURITIES
                                           ANNUAL COMPENSATION                       UNDERLYING STOCK
                                         -----------------------    OTHER ANNUAL     OPTIONS/SARS (#)      ALL OTHER
NAME AND PRINCIPAL POSITION       YEAR   SALARY($)   BONUS($)(2)   COMPENSATION($)        AWARDS        COMPENSATION($)
---------------------------       ----   ---------   -----------   ---------------   ----------------   ---------------
Terry Considine.................  1998   $275,000    $1,025,000          --               150,000             --
  Chairman of the Board of        1997    275,000     2,060,000          --             2,740,000             --
  Directors and Chief             1996    267,500        20,000          --               165,000             --
  Executive Officer
Peter K. Kompaniez..............  1998   $235,000    $  735,000          --                75,000             --
  President and Vice              1997    235,000       800,000          --               815,000             --
  Chairman                        1996    227,500        20,000          --                87,000             --
Steven D. Ira...................  1998   $200,000    $  225,000          --                    --             --
  Executive Vice President        1997    200,000       550,000          --               210,000             --
  and Co-Founder                  1996    194,000        20,000          --                77,000             --
Thomas W. Toomey................  1998   $200,000    $  300,000          --               100,000             --
  Executive Vice President --     1997    180,000       555,000          --               220,000             --
  Finance and Administration      1996    130,000        50,000          --                73,000             --
Patrick J. Foye(3)..............  1998   $135,600    $  400,000          --               375,000             --
  Executive Vice President        1997         --            --          --                    --             --
                                  1996         --            --          --                    --             --

---------------

(1) Excludes 1,227,078, 376,526, 125,632, 165,632 and 78,948 shares of Common
    Stock underlying options granted to Messrs. Considine, Kompaniez, Ira, Toomey and Foye, respectively, from 1996 to 1998, which were immediately exercised to purchase shares pursuant to the Company's leveraged stock purchase program. See "Certain Relationships and Transactions-Stock Purchase Loans." Options earned in respect of 1997 and 1998 fiscal years were awarded in January 1998 and 1999, respectively.

(2) Includes all Discretionary and Incentive cash compensation earned by the Named Executive Officers.

(3) Mr. Foye was not an employee of the Company prior to May 1998.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

     Information on options granted in 1998 to the Named Executive Officers is set forth in the following table.

                                          INDIVIDUAL GRANTS(1)
                          ----------------------------------------------------
                                            % OF
                                            TOTAL
                                          OPTIONS/
                                            SARS                                 POTENTIAL REALIZABLE VALUE AT
                            NUMBER OF      GRANTED                               ASSUMED ANNUAL RATES OF STOCK
                           SECURITIES        TO                                  PRICE APPRECIATION FOR OPTION
                           UNDERLYING     EMPLOYEES   EXERCISE OR                           TERM(4)
                          OPTIONS/SARS    IN FISCAL      BASE       EXPIRATION   ------------------------------
          NAME            GRANTED(#)(2)    YEAR(3)    PRICE($/SH)      DATE          5%($)           10%($)
          ----            -------------   ---------   -----------   ----------   -------------   --------------
Terry Considine.........    2,740,000       55.7%       $37.375     1/21/2008     $64,403,500     $163,211,200
Peter K. Kompaniez......      815,000       16.7%        37.375     1/21/2008      19,156,500       48,546,400
Steven D. Ira...........      210,000        4.3%        37.375     1/21/2008       4,936,000       12,508,900
Thomas W. Toomey........      220,000        4.5%        37.375     1/21/2008       5,171,100       13,104,500
Patrick J. Foye.........      275,000        5.6%        38.000     5/22/2008       6,571,900       16,654,600

---------------

(1) Unless otherwise specified, options vest over five years, with vesting as to 40% of the underlying shares after two years and an additional 20% vesting each of the next two years. Under the terms of the Apartment Investment and Management Company 1997 Stock Award and Incentive Plan (the "1997 Stock Plan"), the plan administrator retains discretion, subject to certain restrictions, to modify the terms of outstanding options. The exercise price of incentive and non-qualified options granted under the 1997 Stock Plan will generally equal the fair market value of a share of Common Stock on the date of grant.

(2) Excludes 78,948 shares of Common Stock underlying options granted to Mr. Foye which were immediately exercised to purchase shares pursuant to the Company's leveraged stock purchase program. See "Certain Relationships and Transactions -- Stock Purchase Loans."

(3) Excludes 513,046 shares of Common Stock underlying options granted to all employees which were immediately exercised to purchase shares pursuant to the Company's leveraged stock purchase program. See "Certain Relationships and Transactions -- Stock Purchase Loans."

(4) Assumed annual rates of stock price appreciation are set forth for illustrative purposes only. The amounts shown are for the assumed rates of appreciation only, do not constitute projections of future stock price performance, and may not be realized.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                       FISCAL YEAR-END OPTION/SAR VALUES

     Information on option exercises during 1998 by the Named Executive Officers, and the value of unexercised options held by Named Executive Officers at December 31, 1998 is set forth in the following table.

                                                                           NUMBER OF SECURITIES
                                                                          UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                                              OPTIONS/SARS AT          IN-THE-MONEY OPTIONS/SARS
                                                                                 FY-END(#)                  AT FY-END($)(3)
                                    SHARES ACQUIRED        VALUE        ---------------------------   ---------------------------
              NAME                 ON EXERCISE(#)(1)   REALIZED($)(2)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
              ----                 -----------------   --------------   -----------   -------------   -----------   -------------
Terry Considine..................        2,400            $ 20,954            --        2,747,200            --       $119,250
Peter K. Kompaniez...............           --                  --           800          817,400       $13,250         39,750
Steven D. Ira....................       25,000             293,200        49,600          212,400       815,500         39,750
Thomas W. Toomey.................           --                  --            --          220,000            --             --
Patrick J. Foye..................           --                  --            --          275,000            --             --

---------------

(1) Excludes 78,948 shares of Common Stock underlying options granted to Mr. Foye which were immediately exercised to purchase shares pursuant to the Company's leveraged stock purchase program. See "Certain Relationships and Transactions -- Stock Purchase Loans."

(2) "Value Realized" is reduced by amounts withheld for payment of Federal and state taxes.

(3) Market value of underlying securities at fiscal year-end, less the exercise price. Market value is determined based on the closing price of the Common Stock on the New York Stock Exchange on December 31, 1998 of $37.1875 per share.

                 COMPENSATION COMMITTEE REPORT TO STOCKHOLDERS

     The four members of the Board of Directors who are not members of management constitute the Compensation Committee. The Compensation Committee determines the compensation of the Chief Executive Officer and the President; reviews and approves compensation of other corporate officers holding the title of Senior Vice President or above ("Other Senior Management" and together the Chief Executive Officer and the President, "Senior Management"), reviews the general compensation and benefit practices of the Company; and administers the Company's stock option and other stock related plans.

     In conducting its review and in making its determination and granting approvals, the Committee considers various factors: the alignment of management financial awards with shareholder objectives for Total Return (dividend income plus share price appreciation); reasonability of compensation in consideration of all the facts, including Total Return, the size and complexity of the company and practices of other real estate investment trusts; and recruitment and retention of the Company's management.

     Compensation of Senior Management is comprised of Base Compensation, Discretionary Compensation and Incentive Compensation. The policy of the compensation Committee is to set Base Compensation at or below the median paid by comparable companies to executive officers with comparable responsibilities; to utilize Discretionary Compensation, generally cash and in an amount not more than Base Compensation, to reward specific achievements; and to make the chief financial reward Incentive Compensation which is tied directly to the creation of shareholder value. In addition, certain members of Senior Management have made a cash investment in a partnership which received High Performance Units which will have a value only if the Company's Total Return on a sustained basis exceeds industry averages. The comparable companies reviewed by the Compensation Committee are among those included in the SNL indices used in the performance graph on page 15 of this Proxy Statement.

     Base Compensation. The Compensation Committee determined 1998 Base Compensation for the Chief Executive Officer and for the President; reviewed and approved 1998 Base Compensation for Other Senior Management based upon the recommendation of the Chief Executive Officer and President; and considered such 1998 Base Compensation reasonable and in line with Company policy. The base Compensation for Messrs. Considine and Kompaniez has been set to be equal or below the median compensation paid to executives with similar responsibilities at comparable companies reviewed by the Compensation Committee.

     Discretionary Compensation. For 1998, the Compensation Committee considered, among other things:

     - AFFO and FFO per share increased to $3.12 and $3.42, an increase of 26% and 23% respectively, over prior year's results. Dividends per share increased to $2.25 from $1.85, an increase of 22%.

     - Total assets increased to $4,268,000,000 as of December 31, 1998, compared to $2,101,000,000 as of December 31, 1997, an increase of 105%.

     - Total equity market capitalization increased to $5,519,000,000 ($3,009,000,000 in equity cap) as of December 31, 1998 compared to $2,701,000,000 ($1,818,000,000 in equity cap), as of December 31, 1997, an increase of 65%.

     - 1998 acquisitions, excluding the Insignia and Ambassador properties, totaled 30 properties, including 6,707 units for $316,500,000.

     - The number of owned or operated apartment units increased from 192,000 to over 380,000, making AIMCO larger than its three largest REIT competitors on a combined basis.

     - The number of employees increased to almost 13,000 making AIMCO a national enterprise.

     - AIMCO 1998 Total Return of 7.8% exceeded the Morgan Stanley REIT Index which had a negative return of 16.7%. On the basis of Total Return for 1998, AIMCO ranked 9th among the 82 equity REITs with market capitalizations in excess of $500,000,000 for the year, (6th of the 44 equity REITs with market capitalizations over $1,000,000,000) and first among the 14 apartment REITs of similar size.

     - AIMCO Total Return since inception (July 1994) is 172.5% or 25.4% annualized which is in excess of the Morgan Stanley REIT Index for the same period by 121.3% or by 14.5% annualized. For the period commencing January 1, 1995, AIMCO ranked first among the 67 equity REITs with market capitalization in excess of $500,000,000 in providing Total Return for Shareholders, and first among the 14 apartment REITs of similar size.

     The Compensation Committee considered 1998 to be a year of comparative excellent performance by the Company. Recognizing Senior Management's contribution to this performance, the Compensation Committee awarded Discretionary Compensation of $275,000 to Mr. Considine and $235,000 to Mr. Kompaniez, and approved additional Discretionary Compensation of $2,792,000 to Other Senior Management.

     Incentive Compensation. Beginning in 1997, the Compensation Committee decided to base Incentive Compensation primarily by reference to "Excess Value Added", calculated as the amount, if any, by which the Company's Total Return achieved by other real estate investment trusts (as measured by Morgan Stanley REIT Index) multiplied by the weighted average market value of the Company's stock and OP Units outstanding during the measurement period. Up to 15% amount of Excess Value is available for cash or stock option awards (valued using a modified Black Scholes formula applied by an investment banking firm).

     In 1998, the Company's Total Return was 7.8% which exceeded the negative 16.7% Total Return of the Morgan Stanley REIT Index; the Company's weighted average equity market value was approximately $1,918,000,000; and Excess Value Added was $149,000,000. The pool available for Incentive Compensation for 1998 was $22,300,000 (15% of the Excess Value Added). The maximum amount available for Incentive Compensation is limited by the amount which would be allocated to the High Performance Units.

     The Compensation Committee awarded Senior Management approximately $3,232,000 in 1998 Incentive Compensation: $1,600,000 in cash and approximately $1,632,000 in options to acquire approximately 510,205 shares at $36.50 per share, the closing price of the Company's Common Stock on January 20, 1999, the date of the award. The Compensation Committee valued the options at $3.20 per underlying shares, based on the advice of a nationally recognized independent investment bank that considered the exercise price, the terms of the options, the lack of transferability of the options, the vesting provisions (60% after three years and an additional 20% annually for years four to five), and the likely dividend rate on the underlying stock.

     High Performance Units. Effective January 1, 1998, the Company sold to a partnership owned by fourteen members of Senior Management (70% by a Considine family partnership, 14% owned by Mr. Kompaniez and 16% owned by twelve members of Senior Management) and directors Martin, Rhodes and Smith, certain High Performance Units ("HPUs"). The sale of HPUs was ratified by stockholder vote at the Company's 1998 Annual Stockholders Meeting. The HPUs have the following features:

     - They represent equity in the Company and were sold at a cash cost of $2,070,000, paid entirely from the personal resources of the purchasers;

     - They will have nominal value unless the Company's Total Return for the three year period from 1998 through 2000 exceeds the greater of 115% of the Total Return of the Morgan Stanley REIT INDEX (or such other index as the Compensation Committee shall determine) or 30% (any value will be represented by nontransferable equity securities of AIMCO);

     - Total Return in excess of this benchmark is considered Excess Shareholder Return and the HPUs receive distributions and allocations of income and loss from the Operating Partnership based on 15% of the Excess Shareholder Return.

     Based upon the Company's actual 1998 performance versus the Morgan Stanley REIT Index, the HPUs would have had a zero value because the minimum Total Return standard was not met, even though the Company's Total Return was in excess of the benchmark and produced Excess Value Added of $149,000,000.

     The Compensation Committee considers the HPUs the principal method of retaining key members of management and incentivising the 14 members of management who own HPUs to focus on achieving superior

Total Return to Shareholders. It is anticipated that additional HPUs may be sold to certain members of Senior Management when the 1998-2000 measuring period ends.

     Chief Executive Officer and President. In granting the options described above, and in determining the compensation for the Chief Executive Officer and the President, the Compensation Committee considered, among other things, the Company's 1998 financial performance as described above. In addition, the Committee considered the fact that while the relative performance of the Company was excellent, the overall Total Return of 7.8% was below satisfactory levels of return. Terry Considine, the Company's Chief Executive Officer, and Peter Kompaniez, the Company's President, received the following compensation in 1995 through 1998:

                                         TERRY CONSIDINE                              PETER KOMPANIEZ
                           -------------------------------------------   -----------------------------------------
                             1995       1996        1997        1998       1995       1996       1997       1998
                           --------   --------   ----------   --------   --------   --------   --------   --------
Base Compensation........  $257,500   $267,500   $  275,000   $275,000   $227,500   $227,500   $235,000   $235,000
Discretionary
  Compensation...........  $  6,000   $ 20,000   $  275,000   $275,000   $  6,000   $ 20,000   $235,000   $235,000
Incentive Compensation
  Cash...................        --         --   $1,785,000   $750,000         --         --   $565,000   $500,000
  Options to purchase....        --    165,000    2,740,000    150,000         --     87,000    815,000     75,000

---------------

(1) Options to purchase is number of shares granted. Excludes shares of common stock underlying options granted in 1995 through 1998, which were immediately exercised to purchase shares of common stock.

Date: March 22, 1999         J. LANDIS MARTIN (CHAIRMAN)
                             RICHARD S. ELLWOOD
                             THOMAS L. RHODES
                             JOHN D. SMITH

     The above report will not be deemed to be incorporated by reference into any filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the same by reference.

                            EMPLOYMENT ARRANGEMENTS

     Each of Messrs. Considine, Kompaniez and Ira receive annual cash compensation pursuant to employment contracts with the Company. The initial two-year term of each of these contracts expired in July 1996 but the contracts are automatically renewed for successive one-year terms unless the officer is terminated by the Company. The base salary payable under the employment contracts is subject to annual review and adjustment by the Compensation Committee. The base annual salaries of Messrs. Considine, Kompaniez and Ira are $275,000, $235,000 and $200,000, respectively, for 1998 and 1999. Each of
Messrs. Considine, Kompaniez and Ira are also eligible for a bonus set by the Compensation Committee. See "Compensation Committee Report to Stockholders."

     The employment contracts provide that upon a change in control of the Company or a termination of employment under certain circumstances, the employee will be entitled to a payment equal to three times the average annual salary for the previous three years. The contracts provide that during the term of the contract and for one year thereafter, except with respect to certain existing investments held by the employee (which the employees have committed to liquidate in an orderly manner), in no event will the employees engage in the acquisition, development, operation or management of other multifamily rental apartment properties outside of the Company. In addition, the contracts provide that the employees will not engage in any active or passive investment in property relating to multifamily rental apartment properties, with the exception of the ownership of up to 1% of the securities of any publicly-traded company involved in those activities.

                         STOCK PRICE PERFORMANCE GRAPH

     The following graph compares cumulative total returns for the Company's Common Stock ("AIMCO"), the Standard & Poor's 500 Total Return Index (the "S&P 500"), the SNL Equity REIT Index, the SNL Residential REIT Index and the Morgan Stanley REIT Index from July 29, 1994, the date on which the initial public offering of the Company's Common Stock was consummated (except for the Morgan Stanley REIT Index, which begins on December 31, 1994, the date that results for the index were first published), to December 31, 1998. The SNL Equity REIT Index and the SNL Residential REIT Index were prepared by SNL Securities, an independent research and publishing firm specializing in the collection and dissemination of data on the banking, thrift and financial services industries. The Morgan Stanley REIT Index is published by Morgan Stanley & Co. Incorporated, an investment banking company. The indices are weighted for all companies that fit the definitional criteria of the particular index and are calculated to exclude companies as they are acquired and add them to the index calculation as they become publicly traded companies. All companies of the definitional criteria in existence at the point in time presented are included in the index calculations. The graph assumes the investment of $100 in the Company's Common Stock and in each index on July 29, 1994 (other than the Morgan Stanley REIT Index, which assumes investment of $100 on December 31, 1994), and that all dividends paid have been reinvested.

                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                            STOCK PRICE PERFORMANCE
[PERFORMANCE GRAPH]

     MEASUREMENT
       PERIOD                                                                      SNL              MORGAN
    (FISCAL YEAR                                              SNL EQUITY       RESIDENTIAL         STANLEY
      COVERED)              AIMCO            S&P 500          REIT INDEX        REIT INDEX        REIT INDEX
7/29/94                             100               100               100               100               N/A
12/31/94                          94.78            102.85             98.29             99.73               100
12/31/95                         116.08            141.49            113.22            113.22            112.90
12/31/96                         183.47            173.84            153.77            148.20            153.42
12/31/97                         253.55            231.86            185.13            171.95            181.92
3/31/98                          269.58            260.84            186.11            173.02            180.63
6/30/98                          280.68            269.45            177.61            169.35            172.69
9/30/98                          272.37            242.65            158.26            160.52            154.46
12/31/98                         276.83            294.32            154.27            158.67            151.18
1997
1998

                                                              PERIOD ENDING
                       --------------------------------------------------------------------------------------------
                       7/29/94   12/31/94   12/31/95   12/31/96   12/31/97   3/31/98   6/30/98   9/30/98   12/31/98
                       -------   --------   --------   --------   --------   -------   -------   -------   --------
AIMCO................  $100.00   $ 94.78    $116.08    $183.47    $253.55    $269.58   $280.68   $272.37   $276.83
S&P 500..............  $100.00   $102.85    $141.49    $173.84    $231.86    $260.84   $269.45   $242.65   $294.32
SNL Equity REIT
 Index...............  $100.00   $ 98.29    $113.11    $153.77    $185.13    $186.11   $177.61   $158.26   $154.27
SNL Residential REIT
 Index...............  $100.00   $ 99.73    $113.22    $148.20    $171.95    $173.02   $169.35   $160.52   $158.67
Morgan Stanley REIT
 Index...............     N/A    $100.00    $112.90    $153.42    $181.92    $180.63   $172.69   $154.46   $151.18

     The Stock Price Performance Graph will not be deemed to be incorporated by reference into any filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the same by reference.

                     CERTAIN RELATIONSHIPS AND TRANSACTIONS

     From time to time, the Company has entered into various transactions with certain of its executive officers and directors. The Company attempts to price such transactions based on fair market value, and believes that the transactions are on terms that are as favorable to the Company as could be achieved with unrelated third parties.

FORMATION OF MANAGEMENT COMPANIES

     From time to time the Company has formed corporations (the "Management Companies") in which the Operating Partnership holds non-voting preferred stock representing a 95% economic interest in such corporations. The remaining 5% economic interest, which represents 100% of the voting interest, is owned by certain of the Company's executive officers, including Messrs. Considine, Kompaniez and Ira. The Management Companies were formed to engage in businesses generally not permitted under the REIT provisions of the Internal Revenue Code. Although transactions between the Company and the Management Companies are not at arm's length, the Company believes that such transactions are at fair market value.

     During 1997, in connection with the acquisition of NHP and certain related assets, the following Management Companies were formed: AIMCO/NHP Holdings, Inc. ("ANHI"), NHP Management Company ("NHPMC"), AIMCO/NHP Properties, Inc. ("ANPI") and NHP A&R Services, Inc. ("NHPAR"). Messrs. Considine and Kompaniez, collectively, own 5% of the outstanding stock of each of NHPAR, NHPMC, ANHI and ANPI. Prior to July 1, 1998, Messrs. Considine and Kompaniez, collectively, owned 5% of the outstanding stock of Property Asset and Management Services, Inc. ("PAMS, Inc."), a Management Company formed in 1996. On July 1, 1998, each of Messrs. Considine and Kompaniez and the Operating Partnership contributed all of their stock in PAMS, Inc. to NHPMC. Because the relative share ownership of PAMS, Inc. and NHPMC by Messrs. Considine and Kompaniez and the Operating Partnership was identical, no additional shares of NHPMC were issued in consideration for the contribution.

     For the year ended December 31, 1998, Messrs. Considine and Kompaniez have received dividends of approximately $232,000 and $46,000, respectively, on their shares of common stock of the Management Companies and the Company has received dividends of $5,284,000 on its shares of preferred stock of the Management Companies. All of the amounts paid as dividends to Messrs. Considine and Kompaniez were used to pay interest and/or principal due under promissory notes to the Company and the Management Companies.

TRANSACTIONS WITH THE MANAGEMENT COMPANIES

     When the Company owns a significant interest in a real estate partnership, the management contract for the property owned by that real estate partnership may be assigned by the Management Companies to the Operating Partnership. During 1998, Management Companies assigned their rights under a total of 330 management contracts to the Operating Partnership in exchange for the Operating Partnership assuming all obligations under such contracts.

     During 1998, in connection with the merger of Insignia Financial Group, Inc. into the Company, the Operating Partnership transferred its subsidiary, AG Management LLC, to NHPMC. NHPMC executed a note for $45,000,000 in favor of the Operating Partnership in respect of certain obligations assumed by the Operating Partnership. The highest amount of indebtedness existing under the note during 1998 was $45,000,000. The rate of interest under the note is 8.5%. The amount outstanding under the note was $45,000,000 as of December 31, 1998.

     During 1998, the Operating Partnership formed a partnership, AG Services, L.P., with NHPMC and NHPAR in connection with a cost sharing arrangement with the Company. Under this arrangement, AG Services, L.P. serves as a common paymaster agent and employs certain individuals who provide services to properties that are managed by NHPMC, NHPAR and/or the Operating Partnership.

STOCK PURCHASE LOANS

     From time to time, the Company makes loans to its executive officers to finance their purchase of shares of Common Stock from the Company. All loans made prior to 1998 bear interest at the rate of 7.25% per annum. During 1998, the Company sold 152,860 shares of Common Stock to Messrs. Bonder, Howard and Foye for an aggregate purchase price of $5,648,000. In each case, the purchase price was equal to the closing price of the Common Stock on the New York Stock Exchange on the date of sale. In payment for such shares, Messrs. Bonder, Howard and Foye executed notes payable to the Company bearing interest at 7.0%, 7.0% and 6.25%, respectively, per annum, payable quarterly, and due in 2008. The interest rate on the loans is based upon the Company's cost of borrowing under its line of credit.

     The following table sets forth certain information with respect to these loans to executive officers.

                                                         HIGHEST AMOUNT    AMOUNT REPAID
                                                          OWED DURING     SINCE INCEPTION
                 NAME                    INTEREST RATE        1998         (THRU 3/8/99)    3/8/99 BALANCE
                 ----                    -------------   --------------   ---------------   --------------
Terry Considine........................      7.25%        $22,020,964       $19,619,183     $   16,216,252
Peter K. Kompaniez.....................      7.25%          4,124,478         8,137,031          3,799,234
Steven D. Ira..........................      7.25%          3,052,093           131,400          2,962,310
Thomas W. Toomey.......................      7.25%          1,363,946         4,569,804          1,197,866
Harry G. Alcock........................      7.25%            404,289           136,478            270,522
David L. Williams(1)...................      7.25%          1,568,309         1,578,960                 --
Troy D. Butts..........................      7.25%          1,048,619            36,225          1,013,783
Joel F. Bonder.........................      7.00%          1,200,000            28,850          1,171,150
Robert Ty Howard.......................      7.00%          1,447,500            22,491          1,425,010
Patrick J. Foye........................      6.25%          3,000,024           125,000          2,875,024
                                                          -----------       -----------     --------------
                                                          $39,230,222       $34,385,422     $   30,931,151
                                                          ===========       ===========     ==============

---------------

(1) Mr. Williams resigned his position with the Company in January 1999.

MANAGEMENT OF CERTAIN PROPERTIES

     Mr. Considine retains the Company to manage one property owned by his affiliates. This contract is on similar terms as contracts with other property owners and is terminable upon 30 days notice. During 1998, an aggregate of $76,200 in management fees were paid to the Company for management of this property.

SALE OF HIGH PERFORMANCE UNITS

     In January 1998, the Operating Partnership sold an aggregate of 15,000 Class I High Performance Partnership Units of the Operating Partnership (the "HPUs") to SMP, L.L.C. ("SMP"), a joint venture formed by fourteen of the Company's officers, and to Messrs. Martin, Rhodes and Smith for an aggregate purchase price of $2,070,000, of which $1,980,000 was paid by SMP and an aggregate of $90,000 was paid by three non-employee directors. The purchase price of the HPUs was determined by the Board of Directors, based upon the advice of a nationally recognized independent investment bank that this purchase price represented the fair market value of the HPUs. The sale of the HPUs was ratified and approved by the Company's stockholders at the 1998 Annual Meeting. See "Compensation Committee Report to Stockholders."

SALE OF BRANDON LAKES, LTD.

     On September 24, 1998, Messrs. Considine and Ira and other partners of Brandon Lakes, Ltd. transferred all of their respective interests in Brandon Lakes, Ltd. to the Operating Partnership and its affiliate, AIMCO Holdings, L.P.
 Brandon Lakes, Ltd. owns a multifamily residence commonly known as Sun Lake Apartments, located in Brandon, Florida. The total purchase price for all the interests in Brandon Lakes, Ltd. was approximately $4,300,000. Mr. Considine received 1,208 OP Units valued at $41,000 for the transfer of his interests in Brandon Lakes, Ltd. Mr. Ira received 241 OP Units valued at $8,000 for the transfer of his interests in Brandon Lakes, Ltd.

                                 OTHER MATTERS

     Section 16(a) Compliance. Section 16(a) of the Exchange Act requires the Company's executive officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports (Forms 3, 4 and 5) of stock ownership and changes in ownership with the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange. Officers, directors and beneficial owners of more than ten percent of the Company's stock are required by SEC regulations to furnish the Company with copies of all such forms that they file.

     Based solely on the Company's review of the copies of Forms 3, 4 and 5 and the amendments thereto received by it for the year ended December 31, 1998, or written representations from certain reporting persons that no Forms 5 were required to be filed by those persons, the Company believes that during the period ended December 31, 1998, all filing requirements were complied with by its executive officers, directors and beneficial owners of more than ten percent of the Company's stock, with the exception of the following: Mr. Considine filed a Form 5 on January 29, 1999, which disclosed the acquisition of OP Units; Mr. Ira filed a Form 5 on January 29, 1999, which disclosed the acquisition of OP Units and the sale of Common Stock; and Messrs. Williams and Rhodes each filed a Form 5 on January 29, 1999, which disclosed the sale of Common Stock.

     Stockholders' Proposals. Proposals of stockholders intended to be presented at the Company's Annual Meeting of Stockholders to be held in 2000 must be received by the Company, marked to the attention of the Secretary, no later than November 25, 1999. Proposals must comply with the requirements as to form and substance established by the SEC for proposals in order to be included in the proxy statement.

     Other Business. The Company knows of no other business that will come before the Meeting for action. As to any other business that comes before the Meeting, the persons designated as proxies will have discretionary authority to act in their best judgment.

     Available Information. The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that the Company files at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The Company's public filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the SEC at "http://www.sec.gov." Reports, proxy statements and other information concerning the Company also may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     The SEC allows the Company to "incorporate by reference" information into this Proxy Statement, which means that the Company can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Proxy Statement, except for any information superseded by information contained directly in the Proxy Statement. This Proxy Statement incorporates by reference the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (Commission file No. 1-13232). This document contains important information about the Company and its financial condition.

     The Company incorporates by reference additional documents that the Company may file with the SEC between the date of this Proxy Statement and the date of the Meeting. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

     If you are a stockholder, the Company may have sent you some of the documents incorporated by reference, but you can obtain any of them through the Company or the SEC or the SEC's Internet World Wide Web site described above. Documents incorporated by reference are available from the Company without charge, excluding all exhibits unless specifically incorporated by reference as exhibits in the Proxy Statement. Stockholders may obtain documents incorporated by reference in this Proxy Statement by requesting them in writing from the Company at the following address:

                  Apartment Investment and Management Company
                           1873 South Bellaire Street
                                   Suite 1700
                          Denver, Colorado 80222-4348

     If you would like to request documents from the Company, please do so by April 9, 1999 to receive them before the Meeting. If you request any incorporated documents, they will be mailed to you by first-class mail, or other equally prompt means, within two business days of receipt of your request.

     You should rely only on the information contained or incorporated by reference in this Proxy Statement to vote your shares at the Annual Meeting of Stockholders. The Company has not authorized anyone to provide you with information that is different from what is contained in this Proxy Statement. This Proxy Statement is dated March 25, 1999. You should not assume that the information contained in the Proxy Statement is accurate as of any date other than that date.

                                            THE BOARD OF DIRECTORS

March 25, 1999
Denver, Colorado

--------------------------------------------------------------------------------

                                     PROXY
                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY
    IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR EACH OF THE SIX
                                    NOMINEES
              FOR DIRECTOR AND THE PROPOSAL REFERRED TO IN 2 BELOW

    The undersigned hereby appoints Terry Considine and Peter K. Kompaniez and each of them the undersigned's true and lawful attorneys and proxies (with full power of substitution in each) to vote all Common Stock of Apartment Investment and Management Company (the "Company"), standing in the undersigned's name, at the Annual Meeting of Stockholders of the Company to be held at 1873 South Bellaire Street, Suite 1700, Denver, Colorado 80222-4348, on April 22, 1999 at 9:00 a.m., Denver time (including any adjournments or postponements thereof, the "Stockholders' Meeting"), upon those matters as described in the Proxy Statement for the meeting and such other matters as may properly come before such meeting.

A vote FOR the following proposals described in the Proxy Statement for the Stockholders' Meeting is recommended:

1. Election of the following nominees for director: Terry Considine, Peter K. Kompaniez, Richard S. Ellwood, J. Landis Martin, Thomas L. Rhodes and John D. Smith.

   [ ]  FOR ALL NOMINEES         [ ]  WITHHOLD AUTHORITY for all  [ ]  WITHHOLD AUTHORITY for any Individual Nominee(s)
                                 Nominees                            (Write the name(s) of the nominee(s) in the space
                                                                     below)

--------------------------------------------------------------------------------

2. Ratification of the selection of Ernst & Young LLP as independent auditors for the calendar year ending December 31, 1999.

                [ ]  FOR        [ ]  AGAINST        [ ]  ABSTAIN

          (Continued, and to be dated and signed on the reverse side.)

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                             PROXY FOR COMMON STOCK

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR ANNUAL MEETING OF STOCKHOLDERS ON
                                 APRIL 22, 1999

    If any other business is transacted at the Stockholders' Meeting, the Proxy shall be voted in accordance with the best judgment of the above-named attorneys and proxies.

                                        Dated:

                                      ---------------------------------------- ,
                                               1998

                                        ----------------------------------------
                                               (Signature of Stockholder)

                                        ----------------------------------------
                                               (Signature of Stockholder)

                                        Please sign your name exactly as it
                                        appears hereon. If acting as attorney,
                                        executor, trustee, or in other
                                        representative capacity, please sign
                                        name and title. If stock is held
                                        jointly, each joint owner should sign.

                                        PLEASE SIGN, DATE AND RETURN PROMPTLY IN
                                                          THE
                                                   ENCLOSED ENVELOPE

--------------------------------------------------------------------------------